Exhibit 21

AMERICAN GREETINGS CORPORATION

Subsidiaries of the Registrant

Subsidiary	State / Jurisdiction of Incorporation

AG.com, Inc.	Delaware
A.G. (U.K.), Inc.	Ohio
AGC Funding Corporation	Delaware
AGC Holdings, LLC	Delaware
AGC, LLC	Delaware
A.G.C. Investments, Inc.	Delaware
A.G. Industries, Inc. (d/b/a AGI In-Store)	North Carolina
American Greetings Interactive France S.A.S.	France
AG Interactive, Inc.	Delaware
Carlton Cards Limited	Canada
Carlton Cards Retail, Inc.	Connecticut
Carlton Mexico, S.A. de C.V.	Mexico
Cloudco, Inc. (d/b/a AG Properties)	Delaware
John Sands (Australia) Ltd.	Delaware
Microcourt Limited	United Kingdom
MIDIRingtones, LLC	Minnesota
PhotoWorks, Inc.	Washington
RPG Holdings, Inc.	Delaware
Recycled Paper Greetings, Inc.	Illinois
UK Greetings Limited	United Kingdom